Exhibit 99.1

AUXILIUM PHARMACEUTICALS, INC. PRESENTED DATA AT THE ASSH ANNUAL MEETING ABOUT XIAFLEX® FOR THE TREATMENT OF DUPUYTREN’S CONTRACTURE

–42 Percent of Joints Previously Treated Successfully with XIAFLEX Exhibited

Disease Recurrence at Year 4–

–Three-Year Post-Approval Safety Reports After Approximately 49,000 Injections is Consistent with Safety Profile from Clinical Studies–

CHESTERBROOK, Pa., October 7, 2013 — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced results from Year 4 of the Collagenase Optimal Reduction of Dupuytren’s - Long-term Evaluation of Success Study (“CORDLESS”).  These data indicated that the overall recurrence rate at Year 4 was 42.1 percent for patients previously treated successfully with XIAFLEX (“collagenase clostridium histolyticum” or “CCH”) for Dupuytren’s contracture.  The study assessed 623 joints in adult Dupuytren’s patients with a palpable cord from earlier Auxilium studies, indicating that 57.9 percent of patients previously successfully treated with XIAFLEX did not experience disease recurrence based on the study’s definition.

In the CORDLESS study, recurrence was defined as a 20 degree change of contracture with a palpable cord or when the treated joint underwent medical/surgical intervention.  These data were highlighted as an oral presentation (Clinical Paper 79) on October 5, 2013, at the 68th Annual Meeting of the American Society for Surgery of the Hand (“ASSH”) in San Francisco, California.

Of the 623 joints that were successfully treated with XIAFLEX, only 12.8 percent of those joints received medical or surgical intervention through Year 4.  Of the joints that received medical or surgical intervention by Year 4 of the study, patients were most commonly retreated with XIAFLEX.

CORDLESS is a five-year observational study designed to assess the rates of recurrence following treatment with XIAFLEX, as well as long-term safety and progression of disease in patients from earlier Auxilium studies.  Additionally, in order to evaluate recurrence within the context of criterion referenced in surgical literature,(1),(2),(3) the data were also examined in a post-hoc analysis using the recurrence definition of 30 degree worsening of contracture.  By this potentially clinically relevant definition, overall, 27.9 percent of patients who had achieved clinical success experienced recurrence at four years.

“As a doctor who frequently treats patients with Dupuytren’s contracture, I am encouraged by the recurrence rates seen among patients treated with XIAFLEX, a non-surgical therapy,” said Clayton A. Peimer, MD, Clinical Professor of Surgery, Michigan State University Medical School/ Marquette General Healthcare. “These data represent an important piece of information physicians, patients and payers can consider when determining the most appropriate treatment option for their patients.”

Through four years of follow-up, the adverse event (“AE”) profile of Dupuytren’s contracture patients successfully treated with XIAFLEX revealed no new long-term AEs.  Of the 86 serious AEs reported through four years of follow-up, only one was considered related to XIAFLEX (decrease in ring finger circumference due to Dupuytren’s contracture resolution).

Additional highlights from Year 4 of the CORDLESS study include:

•                  The overall recurrence rate increased by 15.4 percent between year two and three (19.6 to 35 percent) and increased by 7.1 percent from year three to four (35 to 42.1 percent).  This represents a slowing of the recurrence rate in XIAFLEX treated patients over time.

•                  At four years, 87.2 percent of the 623 joints that achieved clinical success did not have a further surgery or other medical intervention.

•                  High severity proximal interphalangeal (“PIP”) joints (those with baseline contractures > 40 degrees) had a higher recurrence rate than low severity PIP joints (71 percent versus 58 percent, respectively) at four years.

•                  Recurrence rates in successfully treated metacarpophalangeal (“MP”) joints with low severity (those with baseline contractures < 50 degrees) and high severity were comparable at four years (36 percent and 29 percent, respectively).

Three-Year Post-marketing Surveillance Safety Update

Study authors also presented an update on XIAFLEX safety data following three years (36 months) of post-approval use at the ASSH Annual Meeting on Saturday, October 5, 2013 (Clinical Paper 77).  After an estimated 49,078 XIAFLEX injections were administered to approximately 36,500 adult patients in the U.S. for the treatment of Dupuytren’s contracture with a palpable cord, there was no clinically meaningful change in the nature of events reported relative to the one year post-marketing safety profile.(4)  Adverse events were most commonly localized, non-serious reactions to XIAFLEX injections, including skin tears, contusion (bruising), peripheral edema (swelling), extremity pain and injection site reactions.

Reported events in the U.S. post-marketing period through February 2, 2013, include 26 tendon ruptures (0.05 percent), a single case of A2 pulley injury (0.002 percent) and one ligament injury (0.002 percent).  Additionally, a single case of stretch neuropraxia (numbness without pain) (0.002 percent) and two reports of complex regional pain syndrome (0.005 percent) were reported.  In the Phase III clinical trials for registration, three (0.3 percent) patients experienced a tendon rupture and one (0.1 percent) patient experienced ligament damage (pulley rupture) following XIAFLEX treatment of 1,082 patients in the safety database.

“The data that were presented at this year’s ASSH Annual Meeting add to the growing body of evidence that support the safety and efficacy profiles of XIAFLEX as a non-surgical treatment option for patients with Dupuytren’s contracture with a palpable cord,” said Adrian Adams, Chief Executive Officer and President of Auxilium Pharmaceuticals.

About Voluntary Safety Reporting

Auxilium is committed to patient safety.  With any voluntary safety reporting system, such as that in the U.S., there are limitations regarding interpretation of the data. The system relies on reporting of events from physicians, patients, and other healthcare providers.  Auxilium employees also are trained to report events of which they are made aware.  The above estimates are based upon voluntary reporting and reflect all information available to Auxilium from February 2, 2010 through February 3, 2013 for the use of XIAFLEX in adult patients with Dupuytren’s contracture with a palpable cord in the U.S.

About Dupuytren’s Contracture

Dupuytren’s disease is a progressive condition affecting the hand, specifically the layer of tissue just under the skin of the palm and fingers.  While this layer of tissue normally contains collagen, in patients with Dupuytren’s there is a change in the types of collagen produced. Abnormal collagen build-up results in nodule and cord formation that worsens over time.  Eventually, rope-like collagen cords form, thicken and shorten, causing the fingers to be drawn in toward the palm. Besides causing contracture, the thickening and shortening of the Dupuytren’s cord can reduce the finger’s range of motion (how much a person can move or straighten them). Once the Dupuytren’s collagen cord can be felt, it is referred to as a “palpable cord.” (5),(6)

About XIAFLEX (collagenase clostridium histolyticum (CCH)

XIAFLEX (collagenase clostridium histolyticum or CCH) is made up of two enzymes (AUX I and AUX II) that are thought to work together to break down collagen.  XIAFLEX is approved in the U.S., EU and Canada for the treatment of adult Dupuytren’s contracture (DC) patients with a palpable cord.  A sBLA for XIAFLEX for the treatment of Peyronie’s disease (PD) has been submitted to the FDA.  Additionally CCH is currently being studied in clinical trials in the following collagen-related conditions, frozen shoulder syndrome (Phase II), cellulite (Phase I), and lipoma (Phase II).  XIAFLEX has been granted orphan status in the U.S. by the FDA for DC and PD.

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences.  Auxilium markets Testim® (testosterone gel) for the topical treatment of hypogonadism in the U.S. and XIAFLEX (collagenase clostridium histolyticum (CCH) for the treatment of adult Dupuytren’s contracture patients with a palpable cord in the U.S. Ferring International Center S.A. markets Testim in certain countries of the EU and Paladin Labs Inc. markets Testim in Canada.  Swedish Orphan Biovitrium AB has marketing rights for XIAPEX® (the EU tradename for collagenase clostridium histolyticum) in 71 Eurasian and African countries.  Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan and Actelion Pharmaceuticals Ltd has development and commercial rights for XIAFLEX in Canada, Australia, Brazil and Mexico.  Auxilium also markets TESTOPEL®, a long-acting implantable testosterone replacement therapy, Edex®, the leading branded non-oral drug for erectile dysfunction, Striant®, a buccal system for testosterone delivery, Osbon ErecAid®, the leading device for aiding erectile dysfunction, and also has a non-promoted respiratory franchise, including Theo-24® and Semprex®-D, along with three other non-promoted products, in the U.S.  Auxilium has three projects in clinical development.  XIAFLEX is currently under regulatory review by the U.S. FDA for the treatment of Peyronie’s disease.  CCH is in phase II of development for the treatment of Frozen Shoulder syndrome (adhesive capsulitis) and phase II of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy).  Auxilium also has rights to pursue additional indications for XIAFLEX. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, which discuss matters that are not facts, and may include words to indicate their uncertain nature such as “believe,” “expect,” anticipate,” “intend,” “plan,” “could,” “estimate,” “project,” “will,” and “target.”  Our forward-looking statements convey management’s expectations, beliefs, plans and objectives regarding future performance of the Company and are based upon preliminary information and management assumptions, and include statements about the Company’s plans to present XIAFLEX data at the ASSH annual meeting, the efficacy and safety profiles of XIAFLEX, continued evaluation of XIAFLEX, and the Company’s product candidates in development. While the Company may elect to update the forward-looking statements made in this news release in the future, the Company specifically disclaims any obligation to do so.  Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration, and those risks discussed in our reports on file with the Securities and Exchange Commission (the “SEC”).  Our SEC filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “For Investors - SEC Filings.”  There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements.

AUXILIUM CONTACTS:

James E. Fickenscher / CFO	Nichol Ochsner/ Senior Director, IR
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
jfickenscher@auxilium.com	nochsner@auxilium.com

(1)         Foucher G. Percutaneous Needle Fasciotomy in Dupuytren Disease. Tech in Hand and Upper Ext Surgery. 2001;5(3):161-164.

(2)         Rijssen A.L. Van. Percutaneous needle fasciotomy in dupuytren’s disease. J Hand Surg. British and European Volume. 2006;31B(5):498-501.

(3)         Rijssen A.L. Van. 5-year results of first-ever randomised clinical trial on treatment in Dupuytren’s disease: percutaneous needle fasciotomy versus limited fasciectomy. 2010 International Symposium on Dupuytren’s Disease.

(4)         Peimer CA et al. Nonsurgical treatment of Dupuytren’s contracture: 1-year US post-marketing safety data for collagenase clostridium histolyticum. Hand. 2012;7:143-146.

(5)         Luck JV. Dupuytren’s contracture: a new concept of the pathogenesis correlated with surgical management. J Bone Joint Surg Am. 1959;41(4):635-664.

(6)         Desai SS, Hentz VR. Collagenase clostridium histolyticum for Dupuytren’s contracture. Expert Opin Biol Ther. 2010;10(9):1395-1404.